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                         October 4, 2022

       Reshma Kewalramani
       Chief Executive Officer and President
       Vertex Pharmaceuticals Incorporated
       50 Northern Avenue
       Boston, Massachusetts 02210

                                                        Re: Vertex
Pharmaceuticals Incorporated
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 7, 2022
                                                            File No. 000-19319

       Dear Reshma Kewalramani:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program